EXHIBIT 99.1

                                  PRESS RELEASE


                SEACOR ANNOUNCES CLOSING OF ERA AVIATION PURCHASE


HOUSTON, TEXAS
January 3, 2005

FOR IMMEDIATE RELEASE -- SEACOR Holdings Inc. (NYSE: "CKH") today announced the closing of the previously announced transaction to buy Era Aviation Inc. The consideration was $118.125 million in cash, subject to working capital adjustments.

ABOUT SEACOR

SEACOR and its subsidiaries are engaged in the operation of a diversified fleet of offshore support vessels that service oil and gas exploration and development activities in the U.S. Gulf of Mexico, the North Sea, West Africa, Asia, Latin America and other international regions. Other business activities primarily include environmental services, inland river operations, and offshore aviation services. For additional information, contact Randall Blank, Executive Vice President and Chief Financial Officer, at (281) 899-4800 or (212) 307-6633 or visit SEACOR's website at www.seacorholdings.com.